Exhibit 99.1

VAALCO Energy, Inc.
4600 Post Oak Place, Suite 309
Houston, Texas  77027
Tel: (713) 623-0801
Fax: (713) 623-0982

VAALCO Energy Announces 51% Increase in First Quarter 2006
Quarterly Results

HOUSTON – May 9, 2006– VAALCO Energy, Inc. (Amex:EGY), an independent energy company, today announced that its earnings for the first quarter of 2006 were $11.0 million, or $0.18 per diluted share, a 51.1% increase compared with net income of $7.3 million or $0.12 per diluted share for the comparable period in 2005.  First-quarter revenues were $31.2 million, up 35% compared with revenues of $23.1 million in the first quarter of 2005.

VAALCO sold 512,000 net barrels of oil equivalent at an average price of $60.93 per barrel during the first quarter of 2006, compared with 519,000 net barrels of oil equivalent at an average price of $44.58 per barrel in the first quarter of 2005.

The principal source of those sales was the Etame Field offshore of the Republic of Gabon in West Africa, where VAALCO operates and holds a 28% interest in a consortium currently producing approximately 18,000 barrels of oil equivalent per day. Sales from Etame during the first quarter of 2006 amounted to 2.1 million barrels of oil equivalent, of which VAALCO’s share was 511 thousand barrels. That compares with sales of 2.2 million barrels in the first quarter of 2005, of which VAALCO’s net interest was 518 thousand barrels.

Discretionary cash flow, a non-GAAP financial measure of the amount of cash generated that can be used for working capital, debt service or future investments, was $14.8 million for the three months ended March 31, 2006, compared to $9.8 million for the three months ended March 31, 2005.

Robert L. Gerry, III, Chairman and CEO stated, “First quarter 2006 earnings benefited from a more robust global crude oil market as compared to first quarter 2005.  The Etame field continues to perform to our expectations.  During the quarter, we announced agreement with the Republic of Gabon for a five-year extension of the Etame Marine Permit, effective in July, as well as a new oil sales agreement with Trafigura Beheer B.V., at a significantly higher price.

We are aware of reports being circulated today indicating VAALCO has been awarded an interest in  Block 5 offshore Angola.  VAALCO will discuss the status of the award at its scheduled conference call on Thursday, May 11, 2006.

With respect to our development activities in Gabon, our Avouma project adjacent to the Etame field remains on track for installation of the platform this summer, and first oil production from Avouma to begin late in the fourth quarter. In February, the government of Gabon approved commercial development of the Ebouri field, northwest of the Etame field.  This paves the way for carving out a twenty-year exploitation area and the filing of a development plan for the project. We also continue to make progress on our development opportunities onshore in Gabon, in Angola, and in the North Sea region.”

Abbreviated financial results:

	Three Months Ended March 31,

(Unaudited - in thousands of dollars)	2006	2005

Revenues	31,237	23,144
Operating costs and expenses	6,110	5,257

Operating Income (Loss)	25,127	17,887
Other Income (Expense)	114	121
Income tax expense	(12,120)	(9,876)
Income (loss) from discontinued operations	(715)	8
Minority Interest in earnings of subsidiaries	(1,432)	(878)

Net Income	10,974	7,262
Basic Income per Common Share	$0.19	$0.20
Diluted Income per Common Share	$0.18	$0.12

Summary Statistics

	Three Months Ended March 31,

(Unaudited)	2006	2005

Net oil and gas sales (MBOE)	512	519
Average price ($/bbl)	$60.93	$44.58
Production costs ($/bbl)	$6.48	$5.92
Depletion costs ($/bbl)	$3.61	$3.06
General and administrative costs ($/bbl)	$1.35	$0.87
Debt/Proved reserves ($/BOE)	$0.68	$0.46
Capital Expenditures ($thousands)	1,855	483
Debt/Capitalization ($/$)	$0.06	$0.07
Cash and cash equivalents ($thousands)	52,999	32,001
Working capital ($thousands)	63,881	34,332
Total long term debt ($thousands)	5,000	1,500

Discretionary Cash Flow

Unaudited - (thousands of dollars)	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005

Net Income	10,974	7,262
Depletion, depreciation and amortization	1,847	1,588
Other non-cash charges:
Minority interest	1,432	878
Stock based compensation	325	—
Amortization of capitalized debt issuance costs	256	39

Discretionary cash flow	14,834	9,767

Discretionary cash flow measures the amount of cash generated by the Company that can be used as working capital, to reduce debt, or for future investment activities.  Discretionary cash flow is presented because management believes it is a useful adjunct to net cash flow provided by operating activities under accounting principles generally accepted in the United States (GAAP). The measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Discretionary cash flow can be reconciled to net cash provided by operating activities in the Statement of Consolidated Cash Flows filed with the SEC as follows:

Unaudited - (thousands of dollars)	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005

Discretionary Cash Flow	14,834	9,767
Working Capital Changes, net of non-cash	(7,129)	(4,145)
Exploration expense	252	149

Net cash provided by operating activities	7,957	5,771

Basic and diluted shares consist of the following:

Item	Three months ended March 31, 2006	Three months ended March 31, 2005

Basic weighted average common stock issued and outstanding	57,481,783	36,910,855
Preferred stock convertible to common stock	—	15,482,256
Dilutive warrants	—	4,012,656
Dilutive options	2,691,326	1,981,758

Total diluted shares	60,173,109	58,387,525

The Company has scheduled a conference call on Thursday, May 11, 2006 at 10:00 am Central time.  Interested parties may participate in the call by dialing 1(888)545-0687 or International dial in 1(630)691-2764, Confirmation Number 14584706.

Digital tape replay will be available immediately following the conference through June 11, 2006 by dialing 1(877)213-9653 or International dial in 1(630)652-3041 and entering Passcode 14584706#.

VAALCO Energy, Inc., incorporated in 1985, is a Houston-based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil and natural gas.  VAALCO owns producing properties and conducts exploration activities as operator of a consortium of five companies offshore of Gabon, West Africa.  Domestically, the Company has minor interests in the Texas Gulf Coast area.    VAALCO Energy also entered into an agreement with two partners to form a joint venture to start exploration and drilling activities in the North Sea region.  The company has been qualified as an operator by the Angolan government to become eligible for upcoming bids of seven block leases of potential oil development areas.

This press release includes “forward-looking statements” as defined by the U.S. securities laws.  Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities.  All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include future production rates, completion and production timetables and costs to complete wells.  These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, inflation, lack of available goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2005 and other reports filed with the SEC which can be reviewed at www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

For further information contact:
W. Russell Scheirman
713-623-0801